ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE
Abraxas Comments on Recent Market Conditions

San Antonio (July 23, 2015) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today commented on recent market conditions.

Aside from weakness in the general commodity markets, Abraxas is unaware of any fundamental reason for the Company’s recent stock price underperformance.   Abraxas notes that the Company exited June 30, 2015 $108 million borrowed on the Company’s $165 million borrowing base.   With an additional nine well completions during the quarter, and only bank debt (as well as nominal amounts for a building mortgage and rig loan) in the Company’s capital structure, the Company is very comfortable with its asset coverage.   Additionally, with a $55 million capital program that approximates forecasted cash flow, the Company remains comfortable this strong financial positioning should continue through 2015.   Moreover, the Company reiterates that in outer years, it currently forecasts it can hold production at over 7,000 boepd running a one rig Bakken program, which approximates a $50-$60 million capital program.   Abraxas also reiterates the Company’s 2015 production guidance of 6,500-7,000 boepd.

Abraxas plans to close out the Company’s second quarter production and financial results the week of July 27, 2015.   In the coming week Abraxas will also have 30 day rates for the Company’s four Bakken and two Eagle Ford completions.   When these results are available, Abraxas will furnish them to the Street.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675